[LOGO] RUGER

                                                                    Exhibit 10.7

                                                               February 28, 2008

Mrs. Leslie Gasper
c/o Sturm, Ruger & Company, Inc.
One Lacey Place
Southport, CT 06890

Dear Leslie:

            As you are aware, it is the practice of Sturm, Ruger & Co., Inc. (the "Company") to provide severance benefits, subject to certain conditions, to certain officers whose employment is terminated by the Company.

            The purpose of this letter is to set forth the terms of the severance benefits that you would be entitled to receive under the circumstances outlined below.

            1. (a) Termination Without Cause: Subject to the limitations set forth in Section 4, if, during the Term (as defined below) the Company terminates your employment without Cause (as defined below) then the Company shall pay to you, within 30 days after the date that you execute and deliver a Release (as defined below) to the Company (the "Release Delivery Date") or, to the extent required by Section 409A of the Internal Revenue Code of 1986 (the "Code"), on the first day of the seventh month following the Release Delivery Date, as a severance payment for services previously rendered to the Company, a lump sum equal to: (i) 12 months of Base Annual Salary (as defined below) if employed less than 5 years by the Company or (ii) 18 months of Base Annual Salary if employed more than 5 years by the Company. Your Base Annual Salary shall be the rate in effect immediately prior to the date your employment terminates.

                  (b) Change of Control Termination: Subject to the limitations set forth in Section 4, if (i) a Change in Control (as defined below) occurs during the Term, (ii) within 24 months after the effective date of such Change in Control (but in any event within the Term) the Company reduces your annual salary or makes a material change in the nature and scope of your duties to a level below that in effect immediately prior to the effective date of the Change in Control and (iii) thereafter you or the Company terminates your employment within 90 days, then the Company shall pay to you, within 30 days after the Release Delivery Date or, to the extent required by Section 409A of the Code, on the first day of the seventh month following the Release Delivery Date, a lump sum equal to 18 months of your Annual Compensation in effect immediately prior to the date your employment terminates (without regard to any decrease in the rate of your Annual Compensation made after the Change in Control).

                  (c) Section 409A of the Code: Notwithstanding the foregoing or anything to the contrary contained in any Company policy providing for severance payments and benefits to which you may become eligible pursuant to this Section 1, to the extent required by Section 409A of the Code, no payments shall be made to you pursuant to any such Company policy during the first six months following your termination of employment with the Company; you shall instead receive a lump sum payment on the first day of the seventh month following the date your employment terminates in an amount equal to the total amount of payments that you otherwise would have received during the first six months following your termination of employment. Any remaining payments shall be made to you in accordance with the terms of the applicable Company policy.

                  (d) The severance benefits specified in this Section 1 shall be in lieu of any severance pay or other severance benefit that the Company may provide to terminated employees pursuant to policies of the Company that may at that time be in effect.

                  (e) The severance benefits specified in this Section 1 shall not in any way affect your entitlement to the receipt of a pro-rated cash bonus or other cash incentive that you are otherwise eligible to earn in the ordinary course, during the partial year prior to date of termination, pursuant to each plan or program (whether or not such plan or program has been formalized or is in written form) of the Company in effect for such year that provides for cash bonuses or other cash incentives (provided that the Company goals are met that trigger the obligation of the Company to pay the cash bonus or other cash incentives).

            2. Definitions: As used herein:

                  (a) "Annual Compensation" shall mean, at any time, an amount equal to your Base Annual Salary, plus 100% of the target cash bonus or other cash incentive that you are eligible to earn in such year pursuant to each plan or program (whether or not such plan or program has been formalized or is in written form) of the Company in effect for such year that provides for cash bonuses or other cash incentives, or if no such plan or program has been adopted with respect to such year, 100% of the target cash bonus or other cash incentive that you were eligible to earn in the most recent year in which such a plan or program was in effect;

                  (b) "Base Annual Salary" shall mean, at any time, an amount equal to your annual rate of salary at such time;

                  (c) "Cause" shall mean: (i) a breach of your fiduciary duty to the Company including, but not limited to, your failure to obey any lawful directive of the Board of Directors of the Company, (ii) your personal dishonesty or willful misconduct or (iii) your willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order;

                  (d) "Change in Control" shall be deemed to have the same meaning as defined in the Sturm, Ruger & Company, Inc. 2007 Stock Incentive Plan;

                  (e) "Release" shall mean a release in made by you in favor of the Company and its affiliates, in form and content acceptable to the Company, which shall include, but not be limited to, appropriate non-solicitation and non-disparagement provisions and that shall last for a period of time equal to the number of months of severance being received by you; and

                  (f) "Term" shall mean the period commencing on the date hereof and ending on the first anniversary of the date hereof, subject to automatic extension on each anniversary of the date hereof, unless (a) you give notice of your intent to terminate your employment, or otherwise terminate your employment, before such date or (b) the Company gives written notice to you of the termination of such automatic extensions at least 360 days prior to such date.

            3. Benefits: Upon the occurrence of a termination of your employment under circumstances entitling you to receive the severance payment provided in
Section 1 above, the Company shall also cause to be continued, for a period of time equal to the number of months of severance pay, such life, medical and dental insurance coverage as is otherwise maintained by the Company for full-time employees (based on your Base Annual Salary in effect immediately prior to the date your employment terminates), subject to the limitations set forth in such plans, programs or policies, provided that you shall continue to pay all amounts in respect of such coverage that an employee receiving the same level of coverage is or would be required to pay (the employee contribution).

            4. Parachute Payment: In the event that any amount otherwise payable hereunder would be deemed to constitute a parachute payment (a "Parachute Payment") within the meaning of Section 280G of the Code, and if any such Parachute Payment, when added to any other payments which are deemed to constitute Parachute Payments, would otherwise result in the imposition of an excise tax under Section 4999 of the Code, the amounts payable hereunder shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax. Any such limitation shall be applied to such compensation and benefit amounts, and in such order, as the Company shall determine in its sole discretion.

            5. Termination for Cause and Voluntary Termination: You shall have no right to receive any severance pay or severance benefit or any other compensation or benefit for any period after the date of the termination by the Company of your employment for Cause or, except as otherwise provided in Section 1, following the voluntary termination by you of your employment.

            6. Nothing in this letter (a) confers upon you the right to continue in the employment of the Company or the right to hold any particular office or position with the Company, (b) requires the Company to pay you, or entitles you to receive, any specified annual salary or interferes with or restricts in any way the right of the Company to decrease your annual salary at any time or (c) interferes with or restricts in any way the right of the Company to terminate your employment at any time, with or without Cause.

            7. Any payments due you hereunder shall be reduced by all applicable withholding and other taxes.

            8. The provisions set forth in this letter shall continue in effect throughout its Term.

            9. This letter is intended to be binding upon the Company, its successors in interest and assigns. On and after the date of this letter, the terms regarding severance benefits described herein shall supercede and replace all severance and other benefits provided under, and any other provisions set forth or described in any prior letters to, or agreements with, you relating to provisions of benefits upon a termination of your employment, and are contingent upon your acceptance by signing below.

            10. This letter shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

            11. You and the Company intend that this letter complies with the provisions of Section 409A of the Code and the regulations and other guidance of general applicability that are issued thereunder. You and the Company agree to negotiate in good faith regarding amendments to this letter that may be necessary or desirable to comply with Section 409A.

      This letter may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will collectively constitute a single original.

                                                       Very truly yours,

                                                       STURM, RUGER & CO., INC.


                                                       /s/ Michael O. Fifer
                                                       -------------------------
                                                       Michael O. Fifer
                                                       Chief Executive Officer

                                                       April 10, 2008
                                                       -------------------------
                                                       Date

Agreed and Accepted:


By:   /s/ Leslie M. Gasper
      --------------------

Date: March 6, 2008
      --------------------